Scorpius Biomanufacturing A rapidly growing, highly scalable biologics Contract Development & Manufacturing Organization (CDMO) Investor Presentation – May 2024 NYSE American: SCPX Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 279092 May 3, 2024

This presentation includes statements that are, or may be deemed, “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 , as amended . In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations, concerning, among other things, the demand for contract development & manufacturing organization services growing, our recognizing revenue in 2024 from over $ 18M in Scorpius signed manufacturing contracts, leveraging fixed costs as revenue continues to grow resulting in high margins and long - term profitability, being well positioned to capitalize on the growing market, becoming cash flow positive by early 2025 the industry in which we operate and the trends that may affect the industry or us . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of our Annual Report on Form 10 - K for the year ended December 31 , 2023 , and our other subsequent filings with the Securities and Exchange Commission (collectively, our “SEC Filings”) . In addition, even if results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation, except as required by law . Forward Looking Statement 2

Free Writing Prospectus This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not conta in all of the information that you should consider before investing. We have filed a registration statement (including a prospectus supplement and the accompanying prospectus) with the SEC for the offering to which this presentation relates. Before you inve st, you should read the prospectus supplement and the accompanying prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offe rin g. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus supplement is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participat ing in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Fl oor, New York, New York 10004, telephone: (877) 436 - 3673. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale o f t hese securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the regist rat ion or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectu s supplement and related base prospectus. 3

Full - Service CDMO Focused on Biologic Production for the Middle Market Scorpius seeks to differentiate itself from competitors with a comprehensive mix of service offerings and a nimble, “boutique” approach to project planning and execution 4

Investment Highlights » Pure - play biologics CDMO offering a comprehensive range of services from process and analytical development through clinical - stage and small - scale commercial cGMP manufacturing » Growing demand for Contract Development & Manufacturing Organization (CDMO) services and significant shortage of dedicated clinical - scale manufacturing capacity within the industry » Began 2023 with $3M in signed contracts, which has grown to over $18M in signed contracts , with recognized revenue from a substantial number of these contracts expected in 2024 » Installed capacity to support a large and growing pipeline and backlog that is being driven by new customer acquisition and existing customer/program expansion » Customers include many premier biopharma and emerging biotech companies , as well as leading research institutions » Ability to leverage fixed costs as revenue continues to grow; expected to result in high margins and long - term profitability 5

Leadership Team Joe Payne President and Chief Operating Officer 20+ Years Of Experience Alcami, Tergus, Teva Brian O’Mara VP, Process Sciences 20+ Years Of Experience Ambrx, Bristol - Myers Squibb, Genencor, Wyeth Stephan Kutzer Senior Advisor 25+ Years Of Experience Alcami, Lonza Matt LeClair VP, Manufacturing Operations 30+ Years Of Experience Abzena, Takeda Bill Ostrander Chief Financial Officer 20+ Years Of Experience KBI, Liquidia Technologies, Elusys Jeff Wolf Founder & CEO 30+ Years Of Experience Avigen, TyRx Pharma, Elusys Ania Szymanska Site Quality Head 25+ Years Of Experience Opex Tx, Bellicum, Marker Tx 6

Growing Market Due to Rising Demand and Expanding Treatment Scope

Scorpius is positioned to take advantage of **rapid growth of the biopharmaceutical market** now with a **rising demand for biologics and the aging global population**

What Are Biopharmaceuticals?

Biotechnology + Pharmaceutical Manufacturing = Biopharmaceuticals

Biopharma is the application of living organisms or extractions by-products or components of living organisms, to prevent, relive, or treat diseases

Why the CDMO Market is Experiencing Growth

- CDMOs have remarkable depth and breadth in terms of experience and specialization (they incentivize investment in researchers, chemists, and development professionals)
- CDMOs allow biopharma companies to increase capabilities, introduce new drugs, or increase manufacturing capabilities without capital investment
- CDMOs help mitigate biopharma companies' production scale risk and allows for leaner corporate structure with higher margins

Global Biologics Market Size (2022 - 2032)*

($ in USD Billions)



10-Year CAGR: +6%
$348
$367
$387
$409
$433
$459
$486
$516
$548
$583
$620
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032

- **The U.S. is the world leader in Biopharmaceutical R&D**
- **The U.S. is the largest market for Biopharmaceuticals, accounting for about 33% of the global market, but most CDMO Facilities are foreign owned**

*Precedence Research, Global Biologics Market, July 2023

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SCORPIUS BIOMANUFACTURING

Large Molecule Drug Substance CDMO Market size is poised to grow from $10.86B in 2022 to $21B by 2030, growing at a CAGR of 8.6% in the forecast period (2023 - 2030)* *SkyQuest Large Molecule Industry Forecast, July 2023 Over the last decade, R&D spending has steadily shifted from its focus on small molecules to the growing biologics segment » This shift has resulted in significantly higher demand for pharma services providers to assist in advancing these large molecules through the clinic » An increasing number of FDA approvals for biologics - based drugs has further validated interest in the space » It takes years of investment to establish complex facilities with talented teams, strong quality management and operating procedures up to regulatory standards » Already - established CDMOs, like Scorpius, are well - positioned to capitalize on this growing market 8 Increased Biologic Demand Driving Rapid Growth in CDMO Segment

Business History

In the two years since breaking ground, Scorpius is currently executing on a diverse pipeline of CDMO contracts

Nov '20: *Scorpius BioManufacturing is founded*

Aug '21: *Broke ground on San Antonio, TX facility*

Worked with industry-leading advisors to design and build state-of-the-art, co-located mammalian and microbial facilities

Oct '22: *Opened San Antonio facility*

Q4 '22: *Onboarded first client for microbial commercial contract*

Q1'24: *Substantial pipeline with preparation for first GMP batches underway*

Q1'24: *Over $18M in signed contracts with substantial revenue from these contracts anticipated in 2024*

2H '20 | 1H '21 | 2H '21 | 1H '22 | 2H '22 | 1H '23 | 2H '23 | 1H '24

Since inception, Scorpius has signed 13+ development and manufacturing agreements with pharma, biotech and government clients

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SCORPIUS BIOMANUFACTURING

Clinical - scale biomanufacturing in San Antonio, TX located in the heart of a thriving innovation district Highly skilled scientific and manufacturing leadership team U.S. - sourced supply chain with US and international customers In - house process development and analytical services including microbial fermentation, antibodies and cell therapy products Brand new, state - of - the - art 40,000+ sq. ft. campus with mammalian / cell therapy / microbial manufacturing / analytical development / QC process development capability Manufacturing Snapshot 10

11 Supported Drug Modalities Mammalian Cell Culture » Antibody Production » Monoclonals, Bi - Specifics » Recombinant Therapeutic Proteins » Allogeneic and Autologous Cell Therapy » Fc Fusions » Cells, Exosomes, Secretome Microbial Fermentation » Recombinant Therapeutic Proteins & Enzyme Products » Bacterial Subunit Vaccines Scorpius, with its mammalian and microbial platforms, will compete in two market segments: » Biodefense ($16.1B market in 2023, growing at CAGR of 5.0% to reach $22.3B market by 2030)* » Biopharmaceuticals ($389B market in 2021, growing at CAGR 7.1% to reach $720B by 2030)** Process Development » Mammalian Cell Culture Development » Microbial Fermentation Development » Cell Therapy Development » Downstream Process Development » Formulation Development *Grand View Research, Biodefense Market Size, 2022 **Prescient Strategic Intelligence, Biopharmaceutical Market Share, September 2022

BioMap and BIOSECURE ACT Foster US Production of Advanced Biologics 12 The BIOSECURE Act (“the Act”), would prohibit executive agencies from contracting with any company with commercial arrangements with a “biotechnology company of concern” which generally means a company that is headquartered in or subject to the jurisdiction of a foreign adversary’s government and poses a threat to national security. BIOMAP is a US Government consortium focused on expending American - based biologic production capacity. “Everyone is likely considering moving away from Wuxi and China …no one wants to be caught flat - footed in China if the pullback from China accelerates.” Peter Kolchinsky, Managing Partner of RA Capital, NYT, 4/15/24 As one of the few US - based biologic producers, Scorpius is well - positioned to foster American biologic production under these programs

Summary Statement of Operations 13 » Approx. $65M in total expenditures developing Scorpius’ CDMO business since inception, including approx. $32M of direct facility investment (PP&E, etc.). » Revenue of $4.8M in Q4, an increase of 570% compared to Q3, demonstrating execution of customer contract work in process development and microbial manufacturing across multiple clients. » Q4 operating loss of $6.4M, a reduction of 42% compared to Q3 resulting from the reduction in spend for final validation and qualification of facilities and equipment. » Signed 13+ development and biomanufacturing agreements since inception, establishing strong brand recognition, with rapidly expanding pipeline with several near - term opportunities. » $50M+ revenue/year capacity with current facility configuration, with substantial expansion possibilities. » Approximately $18M in client contracts booked with substantial revenue from these contracts anticipated in 2024. » Goal to become cash flow positive by first half 2025. Three Months Ended December 31, 2023 For the Year Ended December 31, 2023 $4,848,034 $6,994,838 Revenue 11,283,195 49,027,010 Total Operating Expenses (6,435,161) (42,032,172) Operating Income (Loss) (71,761) (301,427) Total Non - Operating Loss (6,506,922) (41,762,479) Net Loss from Continuing Operations, after tax benefit (5,070,707) Net Loss from Discontinued Operations, after tax expense (5,407,936) (45,217,168) Net Loss Attributable to Scorpius Holdings, Inc.

As of December 31, 2023 Balance Sheet $2,391,480 Cash and short - term investments $4,760,859 Total Current Assets $51,037,627 Total Assets 1 $10,100,138 Total Current Liabilities 2 $22,743,292 Total Liabilities 3 $28,294,335 Stockholders’ Equity » Capital equipment investment into facility 100% completed in Q3 ’23 » Discontinued operations assets and liabilities derecognized as of the balance sheet date Balance Sheet and Capitalization Table 14 1 Right - of - use assets total $20.6M 2 Deferred revenue from contracts total $2.4M and current right - of - use liabilities total $1.4M 3 Right - of - use liabilities, long - term total $12.6M As of April 26, 2024 Capitalization Table 36,031,964 Common Stock 12,224,571 Convertible Note, As Converted* 6,220,623 Options (WAEP: $3.60) *Shares issuable upon the conversion of a $2,250,000 convertible note issued to Elusys Holdings, an entity controlled by our CEO Jeff Wolf, the conversion of which is subject to Elusys Holdings’ election, obtaining stockholder approval and any required approval of the NYSE American. Based upon an assumed public offering price of $0.17 and $0.187 conversion price (110% of the offering price), Elusys Holdings would be issued approximately 12,224,571 shares of our common stock (exclusive of accrued interest at 1.0% per annum).

2024 Goals & Milestones » Execute Contracts: Streamline operations to scale and execute on $18M existing pipeline of signed manufacturing contracts. » Increase Capacity: Optimize facilities to increase current $50M+ capacity. » Diversify Revenue: Expand revenue streams with the initiation of mammalian cell culture batches. » Grow Client Base: Actively expand pipeline with targeted biotech, pharmaceutical, and research clients. 15 Laser - Focused on Driving Revenue and Cash Flow

Summary 16 » Growing demand for Contract Development & Manufacturing Organization (CDMO) services and significant shortage of dedicated clinical - scale manufacturing capacity within the industry » Scorpius began 2023 with $3M of signed manufacturing contracts, which has grown to over $18M in signed manufacturing contracts , with recognized revenue from a substantial number of these contracts expected in 2024 » Customers include many premier pharma and biotech companies as well as leading research institutions » Ability to leverage fixed costs as revenue continues to grow; expected to result in higher margins and long - term profitability

Media and Investor Relations Contact David Waldman ir@scorpiusbiologics.com 17